                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 9 to the registration statement on Form N-1A ("Registration Statement") of our report dated December 23, 2003, relating to the financial statements and financial highlights which appear in the October 31, 2003 Annual Reports to Shareholders of the Fixed Income Shares: Series C and Series M which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.





/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri
February 26, 2004